Exhibit 10.17
Execution copy
AMENDMENT AGREEMENT NO I
to the USD 18,000,000
Credit Facility Agreement dated 19 November 2007
dated 30 December 2008 and
entered into between
DEEPOCEAN SHIPPING AS
as Borrower,
DEEPOCEAN ASA
as Original Guarantor,
TRICO SUPPLY AS
as New Guarantor,
THE FINANCIAL INSTITUTIONS
LISTED IN SCHEDULE 1
TO THE CREDIT FACILITY AGREEMENT
as Banks
and
NORDEA BANK NORGE ASA
as Agent and arranger

THIS AMENDMENT AGREEMENT NO I (the “Amendment No I”) has been entered into on this 30th day of December 2008 between:
(1)	DeepOcean Shipping AS, a Norwegian limited liability company registered with company registration number 979 456 107 with its registered address at Stoltenberggaten 1, 5527 Haugesund, Norway (the “Borrower”);

(2)	DeepOcean ASA, a Norwegian limited liability company registered with company registration number 980 722 805 with its registered address at Stoltenberggaten 1, 5527 Haugesund, Norway (the “Original Guarantor”);

(3)	Trico Supply AS, a Norwegian limited liability company registered with company registration number 976 853 938 with its registered address at Holmefjordvegen 1, 6090 Fosnavåg, Norway (the “New Guarantor”);

(4)	The financial institutions listed in Schedule 1 to the Loan Agreement (as defined below)as banks, including their successors in title and assignees and transferees (“Banks”); and

(5)	Nordea Bank Norge ASA, PO Box 1166 Sentrum, 0107 Oslo, Norway (the “Agent”).
WHEREAS:
A.	Pursuant to a credit facility agreement dated 19 November 2007 (the “Loan Agreement”) entered into between the Banks as lenders, the Borrower as borrower, the Original Guarantor as guarantor and the Agent as agent and arranger, the Banks agreed to make available to the Borrower a credit facility in the maximum amount of USD 18,000,000 for the purpose of assisting the Borrower in refinancing of a then existing loan facility.

B.	On 30 May 2008 Trico Shipping AS made an offer for the purchase of all of the shares in the Original Guarantor. The transaction was concluded and the Original Guarantor was delisted from the Oslo Stock Exchange on 29 August 2008.

C.	In connection with the planned restructuring of the group of companies of which the Borrower is a member, the shares of the Borrower shall be transferred to Trico Shipping AS, a wholly owned subsidiary of the New Guarantor. According to plans the restructuring will be completed in January 2009.

D.	As a consequence of the change of control of the Original Guarantor, the Banks have requested certain changes in the Loan Agreement. Therefore, the Original Guarantor shall be substituted by the New Guarantor, and the Original Guarantor shall be released of its guarantee obligations under the Loan Agreement. Furthermore, the calculation of the applicable Margin shall be amended as set out herein, and certain other terms and conditions of the Loan Agreement shall be amended as described in this Amendment No I.
NOW IT IS HEREBY AGREED as follows:

1	DEFINITIONS
Words and expressions defined in the Loan Agreement shall, unless the context otherwise requires, have the same meaning when used in this Amendment No I.

"Effective Date”	means the date on which the Agent has received the documents and evidence specified in Clause 4.1 hereof in form and substance satisfactory to it.

"Loan Agreement”	Shall mean the credit facility agreement entered into on 19 November 2007 as amended by this Amendment No I.
2	CONSENT TO TRANSFER OF SHARES AND NEW GUARANTOR

2.1	The Agent and the Banks hereby consent to (i) the transfer of the shares in the Borrower to Trico Shipping AS, (ii) delisting of Original Guarantor and (iii) restructuring of the Group.

2.2	Effective as of the Effective Date, and subject to the terms of this Amendment No I:
a)	the New Guarantor shall assume all the rights and obligations of the Original Guarantor under the Loan Agreement and all references to “Guarantor” therein shall mean the New Guarantor. By executing this Amendment No I the New Guarantor confirms that he is well aware of the terms and conditions of the Loan Agreement and the guarantee obligations described therein.

b)	the Original Guarantor shall be released from its obligations as Guarantor under the Loan Agreement.
3	AMENDMENTS TO CLAUSE 2 INTERPRETATION

3.1	Amendments to Clause 2 (Interpretation)

The wording of the following definitions in Clause 2 (Interpretation) shall be deleted and substituted with the following:

“EBITDA”	The definition of EBITDA shall be deleted and a new definition of “Consolidated EBITDA” shall be inserted, cf. clause 3.2 below.

“Subsidiary”	The definition of a Subsidiary shall be substituted by a new definition, cf clause 3.2 below.

“Margin”	means initially a percentage per annum equal to 2.25%; provided that the applicable Margin shall be subject to adjustments as set forth in the pricing grid provided below, calculated on the basis of the Consolidated Leverage Ratio as set forth herein (but in any event, such adjustments are not to be commenced prior to the delivery of financial statements delivered in respect of the fiscal quarter ending on December 31, 2008). From each applicable Start Date (as defined below) to each applicable End Date (as defined below), the applicable Margin for the Loan shall be that set forth below opposite the Consolidated Leverage Ratio indicated to have been achieved in any Quarterly Pricing Certificate delivered in accordance with the following sentence:

	Consolidated	applicable
Level	Leverage Ratio	Margin
3	Greater than or equal to 2.50:1.00	2.25%
2	Greater than 1.00:1.00 and less than 2.50:1.00	2.00%
1	Equal to or less than 1.00:1.00	1.75%

The Consolidated Leverage Ratio used in a determination of the applicable Margin shall be determined based on the delivery of a certificate of the Borrower (each, a “Quarterly Pricing Certificate”) by an authorized officer of the Borrower to the Agent (with a copy to be sent by the Agent to each Bank), within 45 days of the last day of any fiscal quarter of the Borrower ending following the date the Amendment No. I was signed by all parties thereto, which certificate shall set forth the calculation of the Consolidated Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant date of the delivery of such Quarterly Pricing Certificate (each date of delivery of a Quarterly Pricing Certificate, a “Start Date”) and the applicable Margin which shall be thereafter applicable (until same is changed or ceases to apply in accordance with the following sentences). The applicable Margin so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earliest of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Agent or (y) the date which is 45 days following the last day of the Test Period in which the previous Start Date occurred, such earliest date (the “End Date”), at which time Level 3 pricing shall apply until such time, if any, as a Quarterly Pricing Certificate has been delivered showing the pricing for the respective period is at a Level below Level 3 (it being understood that, in the case of any Quarterly Pricing Certificate as so required, any reduction in the applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); provided further, that Level 3 pricing shall apply at all times when any Event of Default is in existence.

3.2	New definitions in Clause 2 (Definitions)

The wording of the following definitions in Clause 2 (Interpretation) and in Clause 15.3 shall be deleted and substituted with the following:

“Capitalized Lease Obligations”	mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change of Control”	means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of Trico Marine Services Inc, (ii) the board of directors of Trico Marine Services Inc shall cease to consist of a majority of Continuing Directors, (iii) Trico Marine Services Inc shall cease to own, directly or indirectly, 100% of the voting and/or economic interests in the capital stock or other equity interests of the New Guarantor and the Borrower, (iv) the New Guarantor shall cease to own, directly or indirectly, 100% of the voting and/or economic interests in the capital stock or other equity interests of the Borrower, or (v) the Borrower shall cease to own, directly or indirectly, 100% of the Vessel.

“Consolidated EBITDA”	means, on a consolidated basis for the Group, for any period, Consolidated Net Income for such period, before deducting therefrom (i) consolidated interest expense of the Group for such period, (ii) provision for taxes based on income that were included in arriving at Consolidated Net Income for such period and (iii) the amount of all amortization of intangibles and depreciation to the extent that same was deducted in arriving at Consolidated Net Income for such period and without giving effect (x) to any extraordinary gains or extraordinary non-cash losses (except to the extent that any such extraordinary non-cash losses require a cash payment in a future period) and (y) to any or gains or losses from sales of assets other than from sales of inventory in the ordinary course of business; provided that, for purposes of Clause 15.3 only, pro forma adjustments satisfactory to the Agent shall be made for any vessels acquired by or delivered to the Borrower or any Subsidiary of the Borrower prior to December 31, 2009 as if such vessels were acquired or delivered on the first day of the relevant Test Period.

“Consolidated Indebtedness”	shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (but including, in any event, without limitation, the then outstanding principal amount of the Loan, all Capitalized Lease Obligations but excluding Indebtedness of a type described in clause (vi) of the definition thereof and excluding the TMS Intercompany Indebtedness, the Trico Marine Cayman Intercompany Loan and the Trico Supply Intercompany Loan) of the Group on a consolidated basis as determined in accordance with GAAP.

“Consolidated Leverage Ratio”	means, as at any date of determination, the ratio of Consolidated Net Indebtedness as at such date to EBITDA for the Test Period most recently ended or prior to such date.

“Consolidated Net Income”	means, for any period, the net income (or loss) of the Group for such period, determined on a consolidated basis (after any deduction for minority interests), provided that the net income of any Subsidiary of the Guarantor shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (iii) the net income (or loss) of any other or Person acquired by the Guarantor or a Subsidiary of the Guarantor in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

“Consolidated Net Indebtedness”	shall mean, on any date, (i) Consolidated Indebtedness on such date minus (ii) unrestricted cash and cash equivalents of the Group on such date

“Consolidated Net Worth”	mean, the Net Worth of the Group determined on a consolidated basis after appropriate deduction for any minority interests in Subsidiaries.

“Contingent Obligation”	mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the date the Amendment No. I was signed by all parties thereto or entered into in connection with any acquisition or disposition of assets permitted by the Loan

Agreement and any products warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors”	means the directors of Trico Marine Services Inc on the Effective Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Trico Marine Services Inc is recommended by at least a majority of the then Continuing Directors.

“Free Liquidity”	means at any time the sum of the unrestricted cash and cash equivalents held by the Group at such time.

“Guarantor”	means Trico Supply AS, registration no. 976 853 938, of Holmefjordvegen 1, N-6090 Fosnavåg, Norway.

“Indebtedness”	mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all Indebtedness of the types described in clause (i), (iii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iii) the aggregate amount of all Capitalized Lease Obligations of such Person, (iv) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (v) all Contingent Obligations of such Person and (vi) all obligations under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement; provided that Indebtedness shall in any event not include (x) trade payables and expenses accrued in the ordinary course of business or (y) milestone payments and similar obligations incurred by any Person under any vessel purchase contract.

“Interest Rate Protection Agreement”	mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Lien”	means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Net Worth”	mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with generally accepted accounting principles, constitutes stockholders’ equity, but excluding any treasury stock and cumulative foreign translation adjustments.

“Obligations”	means all amounts owing to the Agent or any Bank pursuant to the terms of this Loan Agreement or any Security Document.

“Other Hedging Agreement”	mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

“Parent”	means any entity at any time owning at least 1 share in the Borrower, and as of the date of the Amendment No. I being DeepOcean Maritime AS and, after the restructuring of the Group has been completed, Trico Shipping AS, registration no. 976854020, Of N- 6090 Fosnavåg, Norway.

“Person”	means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Subsidiary”	means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Test Period”	means each period of four consecutive fiscal quarters, in each case taken as one accounting period.

“TMS Intercompany Indebtedness”	means the loan agreement in the principal amount of USD 395,000,000 made between Trico Marine Services Inc. as lender, and Trico Shipping AS, as borrower, dated [May 15, 2008].

“Trico First Facility”	means a USD 100,000,000 facility granted to Trico Subsea AS, guaranteed by Trico Supply AS and Trico Subsea Holding AS, by certain lenders, Nordea Bank Finland Plc., New York Branch as administrative agent and bookrunner and Nordea Bank Finland Plc., New York Branch and Bayerische Hypo- und Vereinsbank

AG as joint lead arrangers pursuant to a facility agreement dated 24 April 2008.

“Trico Marine Cayman Intercompany Loan”	means the loan in the original principal amount of $33,486,076.35 made by Trico Marine Cayman, L.P., acting through its general partner, Trico Holdco LLC, to the Guarantor pursuant to that certain loan agreement, dated as of November 8, 2007.

“Trico Second Facility”	means a USD 200,000,000 facility granted to Trico Shipping AS, guaranteed by Trico Supply AS, Trico Subsea Holding AS and Trico Subsea AS, by certain lenders, Nordea Bank Finland Plc., New York Branch as administrative agent and bookrunner and Nordea Bank Finland Plc., New York Branch and Bayerische Hypo- und Vereinsbank AG as joint lead arrangers pursuant to a facility agreement dated 24 April 2008.

“Trico Supply Intercompany Loan”	means the loan from Trico Marine Operators, Inc. to the Guarantor in the initial principal amount of USD 194,200,003.54 pursuant to the Trico Supply Intercompany Loan Documentation.

“Trico Supply Intercompany Loan Documentation”	means that certain promissory note dated November 8, 2007 between the Guarantor and Trico Marine Operators, Inc.

“Trico Third Facility”	means a USD 280,000,000 facility granted or to be granted to Trico Subsea AS and Trico Shipping AS as co-borrowers, guaranteed by Trico Supply AS, by certain lenders, Nordea Bank Finland Plc., New York Branch as administrative agent and bookrunner and Nordea Bank Finland Plc., New York Branch and Bayerische Hypo- und Vereinsbank AG as joint lead arrangers pursuant to a facility agreement to be drafted pursuant to a term letter dated 21 October 2008.

“UCC”	means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
4	CONDITIONS PRECEDENT
4.1	As a condition precedent for the amendments set forth in this Amendment No I coming into effect, the Borrower and/or the New Guarantor shall deliver to the Agent the following documents or evidence of facts (as the case may be) in form and content satisfactory to the Agent:
a)	two copies of this Amendment No I duly signed by all parties thereto;

b)	a copy confirmed by the New Guarantor’s auditor (who shall be an authorised public accountant) of the New Guarantor’s audited balance sheets as of the close of the financial year 2007 and audited statement of profit and loss, cash flow report and annual report;

c)	the New Guarantor’s unaudited consolidated financial statement of the 3rd calendar quarter of 2008;

d)	such financial and other information of the New Guarantor as the Agent, in its sole discretion, may reasonably request;

e)	a Certificate of Compliance of the New Guarantor;

f)	the New Guarantor’s Articles of Association;

g)	the New Guarantor’s Certificate of Registration; and

h)	a resolution of the New Guarantor’s board of directors’ meeting approving the terms of this Amendment No 1 and the New Guarantor’s entry into the Loan Agreement as Guarantor.
4.2	As soon as possible after the restructuring of the Group has been carried out the Borrower shall deliver to the Agent a copy of the shareholders’ register of the Borrower evidencing the transfer of the shares to Trico Shipping AS, and a copy of the shareholders’ register of Trico Shipping AS evidencing that the shares of that company are owned by the New Guarantor.
5     AMENDMENTS TO THE LOAN AGREEMENT
5.1  As of the Effective Date the following amendments shall be made in the Loan Agreement:
a)	Clause 14.1 (a) shall be amended to read:

“The Borrower is a limited liability company wholly owned by DeepOcean Maritime AS, and after the restructuring of the Group, by Trico Shipping AS, a wholly owned Subsidiary of the New Guarantor, duly incorporated and validly existing under the laws of Norway, in good standing, and has the power to own and operate its assets.”

b)	Clause 15.3 will be substituted by the following:

“The Guarantor undertakes, within 90 (ninety) days after the end of each calendar quarter, to deliver a Certificate of Compliance to the Agent, as confirmation of the Guarantor’s compliance with the following financial covenants, all calculated on a consolidated basis and in accordance with GAAP:
(a)	The Guarantor permits the Consolidated Leverage Ratio on the last day of any fiscal quarter of the Guarantor to be greater than 3.50:1:00.

(b)	The Guarantor permits its Consolidated Net Worth on the last day of any fiscal quarter of the Guarantor to be less than (i) 80% of Consolidated Net Worth on the date of Amendment No I plus (ii) 50% of cumulative Consolidated Net Income (if positive) for the period, commencing on April 1, 2008 and ending on the last day of such fiscal quarter plus (iii) 100% of the face amount of any equity interests issued by the Guarantor after the date of the Amendment No I.

(c)	The Guarantor permits its Free Liquidity to be less than USD 15,000,000.”

c)	Clause 15.5 (e) of the Loan Agreement shall be deleted.

d)	Clause 16.1 (c) shall be amended to read:

“a Change of Control occurs.”

d)	Clause 23.1 shall be amended so as to include the contact information of the New Guarantor:

“The Guarantor:

Trico Supply AS Att: Gerry Gray Telefax: + 44 124 630 818
6	COSTS AND EXPENSES

6.1	The Borrower shall upon demand reimburse all reasonable costs and expenses (including external legal fees of the Agent) incurred by the Agent in connection with the drafting, negotiations, preparation, closing, maintenance and enforcement of this Amendment No I and any documents related thereto.

7	CONTINUED FORCE AND EFFECT

7.1	Save as set out in this Amendment No I the Loan Agreement shall continue in full force and effect and the Loan Agreement and this Amendment No I shall be read and construed as one instrument.

8	LAW AND JURISDICTION

8.1	Clause 24 of the Loan Agreement (Law and Jurisdiction) shall apply also to this Amendment No I.
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IN WITNESS WHEREOF the Parties have executed this Amendment No I on the date first above written.

For and on behalf of DeepOcean Shipping AS (as Borrower)	For and on behalf of DeepOcean ASA (as Original Guarantor)

Signature	Signature

For and on behalf of Trico Supply AS (as New Guarantor)	For and on behalf of Nordea Bank Norge ASA (as Agent)

Signature	Signature

For and on behalf of Nordea Bank Norge ASA (as Bank)

Signature